EXHIBIT 5.1

Skadden, Arps, Slate, Meagher & Flom llp

DigitalGlobe, Inc. 1601 Dry Creek Drive, Suite 260 Longmont, Colorado 80503	FOUR TIMES SQUARE NEW YORK 10036-6522 ________ TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com February 4, 2013
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Re:	DigitalGlobe, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to DigitalGlobe, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof, of Post-Effective Amendment on Form S-8 to the Form S-4 Registration Statement (Registration No. 333-183646) (the “Registration Statement Amendment”) relating to the registration of 1,495,086 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to (i) The 2003 Employee Stock Incentive Plan of Orbital Imaging Corporation; (ii) the 2006 Omnibus Stock and Performance Incentive Plan of GeoEye, Inc.; and (iii) the GeoEye, Inc. 2010 Omnibus Incentive Plan (collectively, the “Plans”), assumed by the Company.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act.

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction of the following:

(i) the Registration Statement Amendment in the form filed with the Commission on the date hereof;

DigitalGlobe, Inc.
February 4, 2013

(ii) the Plans;

(iii) the Amended and Restated Certificate of Incorporation of the Company, as amended to date and currently in effect and as certified by the Secretary of State of the State of Delaware;

(iv) the Amended and Restated By-Laws of the Company, as amended to date and currently in effect;

(v) certain resolutions of the Board of Directors of the Company relating to the filing of the Registration Statement Amendment, approval of the merger agreement dated July 22, 2012, including the assumption of the Plans, and certain related matters; and

(vii) a specimen certificate representing the Common Stock.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

In rendering the opinion set forth below, we have assumed that (i) if issued in physical form, the certificates evidencing the Shares will be signed by the authorized officers of the Company and registered by the transfer agent and registrar and will conform to the specimen certificate examined by us evidencing the Common Stock or, if issued in book entry form, an appropriate account statement evidencing the Shares credited to the recipient’s account maintained with said transfer agent has been issued by said transfer agent, (ii) the issuance of the Shares will be properly recorded in the books and records of the Company and (iii) each award agreement under which options, restricted stock awards or restricted stock units were made

DigitalGlobe, Inc.
February 4, 2013

pursuant to the Plans (collectively, the “Award Agreements”) are consistent with the Plans and were duly authorized, validly executed and delivered by the parties thereto.

Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion with respect to the law of any jurisdiction other than Delaware corporate law (including, to the extent applicable, the Delaware constitution and judicial decisions).

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when such Shares have been issued in accordance with the terms and conditions of the applicable Plan and the applicable Award Agreement for consideration in an amount at least equal to the par value of such Shares, the Shares will be validly issued, fully paid and nonassessable.

 We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement Amendment. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP